Exhibit 99.1

EFactor Group Corp. Announces $1.8 Million Financing

NEW YORK, NY - March 3, 2015 - EFactor Group Corp. (OTCQB: EFCT) (“EFactor” or “the Company”), the owner of a group of entrepreneur]focused service companies and EFactor.com, a social network providing content and resources for entrepreneurs worldwide, today announced it has secured $1.8 million in debt financing from an accredited investor group. Such financing will occur over a five month period.

“Our financing comes at a perfect time in our development and mission to service our ever-growing entrepreneur membership base,” began Adriaan Reinders, CEO and co-founder of EFactor Group Corp. “Our newly added acquisitions are each growing and providing their services to our entrepreneur member base. At the same time, we are seeing an uptick in our membership numbers and have surpassed 1.5 million members to date. Our work to upgrade a number of key services of the EFactor.com site with Freedom Lab is being prototyped and is showing very promising results as we endeavor to increase user engagement, enhance interactivity and improve member monetization on EFactor.com. We are also continuing to host our live events in major cities in the US, Europe, Middle-East and the Caribbean and expect to announce a few more events in the coming weeks. We anticipate an exciting year for our Company as we continuously add value to our members worldwide.”

The financing included an initial closing whereby the Company issued to an accredited investor group a 10% convertible promissory note (the “10% Note”) and a 12% convertible promissory note (the “12% Note”) in the principal amount of $200,000 and $175,000, respectively. The investor group shall be obligated to purchase $200,000 of additional 10% Notes and $100,000 of additional 12% Notes, up to an aggregate of $1 million and $425,000 in additional purchases, respectively, every thirty (30) calendar days after the initial closing date, provided certain conditions contained in the Notes have been met. The investor group may convert the Notes into shares of the Company’s common stock pursuant to the terms of each Note. All principal and accrued interest under the Notes is due on February 2016.

A description of the financing, including a summary of the terms of the Notes, can be found in the Company's current report on Form 8-K to be filed with the Securities and Exchange Commission.

About EFactor Group Corp.

EFactor Group Corp. (OTCQB: EFCT) is Entrepreneurs combined with their specific success Factors. At its core is EFactor.com, an entrepreneur-focused social network providing content and resources for Entrepreneurs worldwide. The EFactor network applies its proprietary selection and matching algorithm to offer specific content and resources designed to help Entrepreneurs grow their businesses. The EFactor network of over 1.5 million like-minded Entrepreneurs is there to congratulate your every win, and to coach and inspire you whenever you feel frustrated by setbacks. You can count on us to connect you with the right people for your company and offer the tools, talent and resources that will help you succeed.

EFactor.com has over 1.5 million members in 26 territories and 196 countries across 240 industries. It is incorporated in Nevada and headquartered in San Francisco. For more information, visit http://www.efactor.com.

EFactor Group Corp. also has a portfolio of companies to assist Entrepreneurs based on their daily requirements - classified as our four divisions: 1. Social Networking, 2. Education and Mentoring, 3. Business Services and, 4. Funding. For more information about EFactor Group Corp. (OTCQB: EFCT) please visit: http://efactorgroup.com.

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The EFactor.com Value – The Entrepreneurs Wingman

EFactor.com is a social network designed to support you as your business grows, along every step of your journey. We'll be there to congratulate you every time you win and will coach and inspire you whenever you feel frustrated by setbacks. You can count on us to connect you with the right people for you and your company and offer you the resources and talent that will help you succeed. We are highly motivated everyday people who genuinely care about our team and customers. We cheer each other on and have each other's back. We get to see our ideas come to life every single day. We're entrepreneurs, contributing our expertise to the community.

See our Company Video here: http://ir.efactorgroup.com/videos/view/4/efactor-video

Cautionary Note on Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements. These risks include risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in our most recent Form 10-K and any updates thereto in our Forms 10-Q. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

Company:
Marion Freijsen – Co-Founder/COO
EFactor Group Corp.
Main: +1 650 380 8280
Email: marion@EFactorgoup.com
EFactor email: http://www.EFactor.com/marion

Investor Relations:
John Mattio – Corporate and Investor Communications
EFactor Group Corp.
Main: +1 203 297 3911
Email: john.mattio@EFactor.com